Exhibit 4.46

AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

This Amended and Restated Trademark License Agreement (the “Agreement”) is made and entered into March 7, 2014, by and between Beijing SINA Internet Information Service Co., Ltd. (北京新浪互联信息服务有限公司), a limited liability company organized under the laws of the People’s Republic of China (hereinafter “Licensor”) and Beijing Yisheng Leju Information Services Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Licensee” and together with Licensor, the “Parties” and each a “Party”) and is made effective as of the Effective Date (defined below).

RECITALS

WHEREAS, Licensor owns certain trademarks as more particularly described below that are related to the Business which it desires to license to Licensee and Licensee desires to obtain a license from Licensor to such trademarks to use in connection with its operation of the Business on the terms and conditions set forth herein; and

WHEREAS, (i) Licensor and Shanghai SINA Leju Information Technology Co. Ltd. (“SINA Leju”) entered into that certain Trademark License Agreement dated May 8, 2008 (the “Original Agreement”); (ii) Licensor and SINA Leju terminated the Original Agreement as of October 21, 2009; (iii) Licensee and Licensor entered into that certain Trademark Licence Agreement dated October 21, 2009 (the “Prior Agreement”); and (iv) Licensee and Licensor desire to amend and restate the Prior Agreement on the terms set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreement of the Parties and the faithful performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the meanings ascribed to them below.

“Action” has the meaning set forth in Section 8.1.

“Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Agency Agreement” means that certain Advertising Inventory Sale Agency Agreement by and between SINA Corporation and Leju, dated as of the date hereof.

“AIC” has the meaning set forth in Section 10.17.

“Branding Guidelines” has the meaning set forth in Section 3.1.

“Business” means an online real estate media platform in the PRC that (i) provides information and updates related to real estate, home furnishing and construction in the PRC and provides real estate, home furnishing and construction advertising services, and (ii) operates a business-to-business and business-to-consumer Internet platform targeting participants in the PRC real estate industry, in each case, as currently conducted or contemplated to be conducted on the websites owned or operated by Licensee or any of Licensee’s Affiliates in the PRC.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing.

“Change of Control” means an event that results in (a) E-House (China) Holdings Limited (and its controlled Affiliates) failing to control more than fifty percent (50%) of the voting rights of Leju; or (b) SINA Corporation (and its controlled Affiliates) failing to control more than ten percent (10%) of the voting rights of E-House (China) Holdings Limited.

“Claimant” has the meaning set forth in Section 10.12. “Commission” has the meaning set forth in Section 10.12. “Competitor” means any Person whose business includes an online portal. “Confidential Information” has the meaning set forth in Section 9.1.

“Dispute” has the meaning set forth in Section 10.12.

“Effective Date” means the date hereof, i.e., March 7, 2014 .

“Exclusive Licensed Marks” means the following Trademarks: 新浪乐居及图(含网址), 新浪乐居及图,新浪家居及图（含网址）and新浪家居及图 as identified on Exhibit A.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Initial Term” has the meaning set forth in Section 6.1.

“IPO” means the initial public offering in the United States, and listing on a stock exchange located in the United States, of securities of Leju.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leju” means Leju Holdings Limited, a company organized under the laws of Cayman Islands.

“Leju Entity” means each controlled affiliate of Leju.

“Licensed Marks” means the Exclusive Licensed Marks and the Non-Exclusive Licensed Marks, as listed on Exhibit A attached hereto.

“Licensed Products” means products and services related to the Business which bear, or are sold, provided or marketed under, a Licensed Mark.

“Licensee Parties” has the meaning set forth in Section 8.1.

“Licensee Websites” means the websites located at www.leju.com and the channels located at house.sina.com.cn, jiaju.sina.com.cn ,construction.sina.com.cn, dichan.sina.com.cn and esf.sina.com.cn.

“Licensor Parties” has the meaning set forth in Section 8.2.

“Non-Exclusive Licensed Marks” means the following Trademarks: sina, sina 及图, and新浪网, as identified on Exhibit A.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PRC” or “Territory” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“Recipient” has the meaning set forth in Section 9.1

“Respondent” has the meaning set forth in Section 10.12.

“Rules” has the meaning set forth in Section 10.12.

“Term” has the meaning set forth in Section 6.1.

“Trademarks” means trademarks, service marks, domain names, trade dress, trade names, corporate names, logos, designs, symbol, slogan and other identifiers of source or goodwill.

ARTICLE II

GRANT OF LICENSE

2.1.                            Grant of License.

(a)                                 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor a non-exclusive, non-transferable (except as set forth in Section 10.7), non-sublicensable (except as provided in Section 2.1(c)), limited right and license to use the Non-Exclusive Licensed Marks in connection with the Business in the Territory during the Term solely (i) on Licensed Products, (ii) on Licensee Websites, and (iii) in Licensee’s marketing and advertising efforts and materials to promote such Licensed Products. Except as provided in Section 2.2, Licensee’s use of the Non-Exclusive Licensed Marks under the terms of this Agreement shall be free of any fees.

(b)                                 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor an exclusive, non-transferable (except as set forth in Section 10.7), non-sublicensable (except as provided in Section 2.1(c)), limited right and license to use the Exclusive Licensed Marks in connection with the Business in the Territory during the Term solely (i) on Licensed Products, (ii) on Licensee Websites, and (iii) in Licensee’s marketing and advertising efforts and materials to promote such Licensed Products. Except as provided in Section 2.2, Licensee’s use of the Exclusive Licensed Marks under the terms of this Agreement shall be free of any fees.

(c)                                  Licensor hereby acknowledges that Licensee owns all right, title and interest in and to the “Leju (乐居)” Trademark. Licensee hereby grants Licensor a nonexclusive, non-transferable, non-sublicensable, limited right and license to use the “Leju (乐居)” Trademark in connection with the application(s) for the Exclusive Licensed Marks and maintaining registrations for the Exclusive Licensed Marks resulting therefrom. All rights in and to the Leju Trademark not expressly granted herein are hereby exclusively reserved by Licensee. Nothing in this Agreement shall preclude Licensee, its Affiliates, or any of their respective successors or assigns from using or permitting other Persons to use the Leju Trademark in any manner, or taking any action to enforce its or their rights therein.

(d)                                 Notwithstanding anything in this Agreement to the contrary, Licensee has no right to sublicense any rights granted hereunder to any third party, or otherwise permit any third party to use any Licensed Marks; provided, however, that any rights granted to Licensee hereunder with respect to the Licensed Marks may, without the prior consent of Licensor, be sublicensed to any Leju Entity solely for the purpose of operating the Business in the Territory during the Term. All rights in and to the Licensed Marks not expressly granted herein are hereby reserved exclusively by Licensor. Licensee shall be responsible for the compliance of the terms and conditions of this Agreement by all of its sublicensees. Without limiting the foregoing, in the event any sublicensee undertakes any action (or inaction) that would be deemed a breach of this Agreement had Licensee taken such action (or inaction), such action (or inaction) shall be deemed a breach by Licensee under this Agreement.

2.2.                                        Fees. In the event E-House Research and Training Institute becomes entitled to charge, invoice, or otherwise receive from, Licensee any royalties, fees or other remuneration for use of the E-House Licensed Data and Information pursuant to amendments to the Master Transaction Agreement or through other means, Licensor and Licensee shall use good faith efforts to amend this Agreement such that Licensor becomes entitled to charge, invoice, or otherwise receive fees from Licensee to use the Licensed Marks, such fees to be agreed upon by the Parties, provided that (i) such fees shall be commercially reasonable and (ii) such fees shall not exceed the fees charged by Licensor to unaffiliated third parties for use of the Licensed Marks, taking into account any other consideration received by Licensor (including, but not limited to, discounted services offerings from the third party).

2.3.                                        Usage Restrictions.

(a)                                             Licensee shall ensure that all uses of Licensed Marks are in compliance with the requirements of this Agreement.

(b)                                             Without limiting the restriction set forth in Section 2.3(a), Licensee shall not (i) use any Licensed Marks with any other Trademark so as to form a composite mark, or (ii) use any Licensed Mark as an element of Licensee’s company name (except in the same manner in which such Licensed Mark is used prior to the Effective Date, provided Licensee shall not misrepresent its relationship or affiliation with Licensor).

(c)                                              Without Licensor’s prior written consent, Licensee shall not transfer (except as permitted pursuant to Section 10.7) or create any security interest upon the Licensed Marks or this Agreement.

(d)                                             Licensee shall not, nor authorize any other Person within Licensee’s control to, publicly disseminate, distribute or use any Licensed Marks (i) on any products, packaging, labels, advertisements or other materials that have not been previously approved or deemed approved by Licensor (provided, however, that the use of the Licensed Marks in the same manner used by Licensee prior to the Effective Date is deemed approved, provided Licensee shall not misrepresent its relationship or affiliation with Licensor), or (ii) in connection with sponsoring, endorsing or claiming any affiliation with Licensor, in each case of (i) and (ii), without prior consultation with Licensor, including providing Licensor with samples, specimens or descriptions thereof (provided, however, that the use of the Licensed Marks in the same manner used by Licensee or any Leju Entity prior to the Effective Date is deemed approved, provided Licensee shall not misrepresent its relationship or affiliation with Licensor). In the event that Licensor does not provide any objections or requests for modifications within ten (10) days from receipt of such samples, specimens or descriptions, such use shall be deemed approved. In the event that Licensor provides any reasonable objections or requests for modifications, Licensee shall address such objections or requests for modifications to Licensor’s reasonable satisfaction prior to such public dissemination, distribution or use. Notwithstanding the foregoing, nothing in this Section 2.3(d) shall limit Licensor’s rights under Article III of this Agreement.

2.4.                                        Territory Restrictions. Licensee’s use of the Licensed Marks shall be limited to the Territory and Licensee shall not use or authorize the use of Licensed Marks in any manner, directly or indirectly, outside the Territory. Licensor acknowledges that use by Licensee, or its permitted sublicensees, of the Licensed Marks in connection with an internet site(s) featuring content directed to end users in the Territory does not constitute use outside the Territory for purposes of this Agreement.

2.5.                                        Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its Affiliates or any of their respective successors or assigns from using or permitting other Persons to use the Licensed Marks, outside the Territory, in any manner, whether or not such entity directly or indirectly competes or conflicts with Licensee.

ARTICLE III

QUALITY CONTROL

3.1.                                        Quality Control. In order to preserve the inherent value of the Licensed Marks, Licensee shall ensure that the nature and quality of Licensed Products in connection with which Licensee uses the Licensed Marks shall continue to be at least equal to the nature and quality of the products and services offered in connection with the Business immediately prior to the Effective Date. Licensee agrees to use the Licensed Marks in the Territory only in accordance with such branding and style guidelines as used by the Business immediately prior to the Effective Date or as otherwise may be established by Licensor in connection with its own business and communicated in writing to Licensee from time to time or as may otherwise be agreed to by the Parties from time to time (the “Branding Guidelines”), provided that Licensee shall be afforded the same period of time to implement such Branding Guidelines as is afforded to Licensor’s Affiliates and other third parties. In the event that Licensor reasonably determines that any use by Licensee of the Licensed Marks is in violation of this Section 3.1, Licensee shall remedy such non-conforming use as soon as practicable and if the use poses an immediate threat to the validity or enforceability of the Licensed Marks or harm to Licensor’s business, reputation or goodwill, Licensee shall, promptly following receipt of notice from Licensor, cease and desist all such non-conforming uses.

3.2                                           Compliance with Laws. Licensee shall ensure that the Business complies with all applicable Laws in respect of operation, advertising and promotion of the Business and use of the Licensed Marks in connection therewith.

ARTICLE IV
OWNERSHIP

4.1.                                        Ownership. Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Licensed Marks, and all such right, title and interest shall remain exclusively with Licensor. All goodwill and improved reputation generated by Licensee’s use of the Licensed Marks shall inure solely to the benefit of Licensor. Licensee shall not knowingly (a) use the Licensed Marks in any manner that tarnishes, degrades, disparages or reflects adversely on Licensor or Licensor’s business or reputation, or which dilutes or otherwise harms the value, reputation, or distinctiveness of the Licensed Marks or the goodwill of the Licensor therein, (b) in any jurisdiction, file applications to register any Trademarks that consist of, in whole or in part, or are confusingly similar to, any of the Licensed Marks, (c) contest, challenge or otherwise make any claim or take any action adverse to Licensor’s ownership of or interest in the Licensed Marks, (d) register any domain names that consist of, in whole or in part, or are confusingly similar to any of the Licensed Marks, or register the Licensed Marks as a trade names and/or company names for Licensee or any of its Affiliates, or (e) use, associate or link, in any manner, any Licensed Marks in connection with any illegal materials, pornographic, obscene or sexually explicit materials, materials of a violent nature, or politically sensitive materials. If Licensee desires (i) the right to use any Trademark, other than the Licensed Marks, consisting of or containing “SINA” (or “新浪”) or (ii) Licensor to apply for registration in the Territory of any Trademark, other than the Licensed Marks, consisting of or containing “SINA” (or “新浪”), Licensee and Licensor shall discuss such request in good faith and upon agreement of the Parties, Licensor shall file such application and the schedule of Licensed Marks set forth on Exhibit A shall be amended to include any such agreed-upon Trademarks.

4.2.                                        Prosecution and Maintenance.

(a)                                             As between Licensee and Licensor, Licensor shall have sole and exclusive discretion and control with respect to prosecuting, obtaining, maintaining, renewing and protecting applications and registrations for the Licensed Marks, and shall do so at its own cost and expense during the Term. Licensor shall renew any registration for any Licensed Mark(s) that is scheduled to expire during the Term and shall re-record this Agreement at the Trademark Office of China at such time that Licensor renews such registration.

(b)                                             With respect to the Exclusive Licensed Marks (新浪乐居及图(含网址)and 新浪乐居及图) Licensor shall diligently pursue the registration of such Licensed Marks. Once such Licensed Mark is registered, Licensor shall record this Agreement at the Trademark Office of China as set forth in Section 10.17.

ARTICLE V

ENFORCEMENT

5.1.                                        Notification. Each Party shall promptly notify the other Party in writing and provide the other with all relevant background facts upon becoming aware of: (a) any use by a third party of, or any application or registration by a third party for, any Trademark in the Territory that does or may conflict with any of the Licensed Marks; or (b) any misuse or act by a third party of infringement, dilution, misappropriation or unfair competition in the Territory involving any of the Licensed Marks or any confusingly similar variant thereof.

5.2.                                        Licensor Enforcement.

(a)                                             Licensor shall have the right, but not the obligation, to take action against third parties in the courts, administrative agencies or otherwise, at Licensor’s cost and expense, to prevent or terminate misuse, infringement, dilution, misappropriation, imitation or illegal use of the Licensed Marks and to oppose or cancel applications or registrations for any Trademarks that conflict with any of the Licensed Marks, or to defend the Licensed Marks.

(b)                                             Licensee shall reasonably cooperate with Licensor at Licensor’s expense in any action, suit or proceeding that the Licensor may undertake under this Section 5.2 (including without limitation, executing, filing and delivering all documents and evidence reasonably requested by the Licensor) and shall lend its name to such action, suit or proceeding if reasonably requested by the Licensor or required by applicable Law. The Licensee shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense.

(c)                                              All damages or other compensation of any kind recovered in any action, suit or proceeding undertaken under this Article V, or from any settlement or compromise thereof, shall be for the benefit of the Licensor, provided, however, that any compensation granted or awarded in light of any losses incurred by Licensee shall be for the benefit of the Licensee after Licensor’s reasonable expenses for taking such action, suit or proceeding have been paid.

ARTICLE VI

TERM AND TERMINATION

6.1.                                        Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue for a period of ten (10) years thereafter. Beginning twelve (12) months prior to the expiration of the Initial Term, the Parties shall use good faith efforts to negotiate an extension of the term of this Agreement (the Initial Term together with any applicable extension, the “Term”).

6.2.                                        Termination for Bankruptcy. Either Party may immediately terminate this Agreement in the event that the other Party (a) becomes insolvent or unable to pay its debts as they mature; (b) makes an assignment for the benefit of its creditors; (c) seeks relief, or if proceedings are commenced against such other Party or on its behalf, under any bankruptcy, insolvency or debtors’ relief law and such proceedings have not been vacated or set aside within seven (7) days from the date of commencement thereof.

6.3.                                        Termination for Breach.

(a)                                                 By Licensor. Licensor may terminate this Agreement at any time in the event that Licensee is in material default or breach of any provision of this Agreement, and, if such default or breach is capable of cure, such default or breach continues uncured for a period of thirty (30) days after receipt of written notice thereof; provided, however, that in the event that Licensee has in good faith commenced cure within such thirty (30) day period, but cannot practically complete such cure within such thirty (30) day period, the Parties shall negotiate a reasonable additional time to cure.

(b)                                                 By Licensee. Licensee may terminate this Agreement at any time in the event that the Licensor is in material default or breach of any provision of this Agreement, and, if such default or breach is capable of cure, such default or breach continues uncured for a period of thirty (30) days after receipt of written notice thereof; provided, however, that in the event that the Licensor has in good faith commenced cure within such thirty (30) day period, but cannot practically complete such cure within such thirty (30) day period, the Parties shall negotiate a reasonable additional time to cure.

6.4.                                        Termination for a Change of Control.  Licensor may terminate this Agreement by providing prior written notice to Licensee upon the occurrence of a Change of Control.

6.5.                                        Termination in the Event of Termination of Agency Agreement. In the event that the Agency Agreement is terminated pursuant to Section 9.02(c)(iii) or 9.02(d)(i) thereof, this Agreement shall automatically be terminated as of the effective date of the termination of the Agency Agreement and shall thereafter be of no further force or effect except as set forth in Section 6.7.

6.6.                                        Effect of Termination. Upon termination (but not expiration) of this Agreement for any reason, Licensee shall be entitled to use the Licensed Marks for a limited period of time, not to exceed ninety (90) days, during which it shall diligently work to transition to another solution. Upon expiration of this Agreement or such 90-day period, (a) all rights granted to Licensee under this Agreement with respect to the Licensed Marks shall immediately cease, and (b) Licensee shall immediately discontinue all use of the Licensed Marks.

6.7.                                        Survival. The duties and obligations of the Parties under Articles IV, VI, VIII, IX and X and Sections 2.1(c) and 7.2 of this Agreement shall survive any termination or expiration of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1.                                        Representations and Warranties.

(a)                                             By Each Party. Each of Licensee and Licensor represents and warrants to each other Party that: (a) it is a corporation duly incorporated, validly existing and in good standing under applicable Law; (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers;

(c)                                              it has taken necessary steps to obtain authority and all necessary consents and approvals of any other third party or Governmental Authority to execute and perform this Agreement; (d) this Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting the rights of creditors’ generally or by general principals of equity; and (e) the execution, delivery and performance of this Agreement will not conflict with or result in any breach of its charter or certificate of incorporation, bylaws, or other governing document, or any instrument, obligation, or contract to which it or its properties is bound.

(b)                                             By Licensor. Licensor represents and warrants that:

i.                                                      It has the right to grant the licenses granted to Licensee hereunder; and

ii.                                                 The Licensed Marks are, and the rights granted hereunder in connection with the Licensed Marks are, substantially similar to the rights that were granted to SINA Leju prior to the effective date of the Prior Agreement.

7.2.                                        Disclaimer. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SHARE PURCHASE AGREEMENT, THE LICENSED MARKS ARE PROVIDED WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, VALIDITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND LICENSOR HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES.

ARTICLE VIII

INDEMNIFICATION

8.1.                                        Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates, and their respective officers, directors, employees, agents, shareholders, successors and assigns, (collectively, the “Licensee Parties”) from and against any claim, suit, demand or action (“Action”), and any and all direct losses suffered or incurred by Licensee in connection with any third party claims (a) arising out of or resulting from any breach by Licensor of any provision of this Agreement or (b) that use of the Licensed Marks by Licensee in accordance with the terms and conditions of this Agreement infringes or otherwise violates a third party’s Trademarks. Licensor’s obligation to indemnify Licensee shall be conditioned on (a) Licensee’s provision to Licensor of prompt notice of such an Action (except where any delay does not materially prejudice Licensor); (b) Licensee’s reasonable cooperation with Licensor in the defense and settlement of such an Action at Licensor’s cost; and (c) Licensor having exclusive control of the defense, settlement and/or compromise of such an Action (provided that Licensor may not settle any Action in a manner that adversely affects Licensee without Licensee’s prior written consent, not to be unreasonably withheld or delayed).

8.2.                                        Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates, and their respective officers, directors, employees, agents, shareholders, successors and assigns, (collectively, the “Licensor Parties”) from and against any Action, and any and all direct losses suffered or incurred by Licensor in connection with any third party claims (a) arising out of or resulting from any breach by Licensee of any provision of this Agreement, or (b) alleging actual or alleged defects in or intellectual property infringement (other than Trademark infringement based on the Licensed Marks) by any Licensed Products. Licensee’s obligation to indemnify Licensor shall be conditioned on (a) Licensor’s provision to Licensee of prompt notice of such an Action (except where any delay does not materially prejudice Licensee); (b) Licensor’s reasonable cooperation with Licensee in the defense and settlement of such an Action at Licensee’s cost; and (c) Licensee having exclusive control of the defense, settlement and/or compromise of such an Action (provided that Licensee may not settle any Action in a manner that adversely affects Licensor without Licensor’s prior written consent, not to be unreasonably withheld or delayed).

ARTICLE IX

CONFIDENTIALITY

9.1.                                        Confidential Information. In performing its obligations under this Agreement, either Party (the “Recipient”) may obtain certain Confidential Information of the other Party. For purposes of this Agreement, “Confidential Information” shall mean information, documents and other tangible things, provided by either Party to the other, in whatever form, relating to such Party’s business and marketing, including such Party’s financial information, personal information, customer lists, product plans and marketing plans, whether alone or in its compiled form and whether marked as confidential or not. The Recipient shall maintain in confidence all Confidential Information and shall not disclose such Confidential Information to any third party without the express written consent of the other Party except to those of its employees, subcontractors, consultants, representatives and agents as are necessary in connection with activities as contemplated by this Agreement. In maintaining the confidentiality of Confidential Information, the Recipient shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. The Recipient shall ensure that each of its employees, subcontractors, consultants, representatives and agents holds in confidence and makes no use of the Confidential Information for any purpose other than those permitted under this Agreement or otherwise required by applicable Law. Upon request by the other Party, the Recipient shall return, destroy or otherwise handle as instructed by the other Party, any documents or software containing such Confidential Information, and shall not continue to use such Confidential Information.

9.2.                                        Exceptions. The obligation of confidentiality contained in Section 9.1 shall not apply to the extent that (a) the Recipient is required to disclose information by order or regulation of a Governmental Authority or a court of competent jurisdiction; provided, however, that, to the extent permitted by applicable Law, the Recipient shall not make any such disclosure without first notifying the other Party and allowing the other Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in (or thereafter enters) the public domain other than as a result of actions of the Recipient, its directors, officers, employees or agents in violation hereof, (ii) the disclosed information was rightfully known to the Recipient prior to the date of disclosure (other than pursuant to disclosure by the other Party pursuant to other agreements in effect between the Parties), or (iii) the disclosed information was received by the Recipient on an unrestricted basis from a source unrelated to any Party and not under a duty of confidentiality to the other Party.

ARTICLE X

GENERAL PROVISIONS

10.1.                                 Taxes. Each Party shall be responsible for taxes that should be borne by it in accordance with applicable Law. If any Party pays any taxes that should have been borne by the other Party in accordance with Law, such other Party shall reimburse such Party within seven (7) days after its receipt of documentation evidencing such tax payment so incurred by such Party.

10.2.                                 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.3.                                 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person or by messenger service, (ii) on the date of confirmation of receipt of transmission by facsimile (or, the first (1st) Business Day following such receipt if (a) such date of confirmation is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Beijing time) or (iii) on the date of confirmation of receipt if delivered by an internationally recognized overnight courier service or registered or certified mail (or, the first (1st) Business Day following such receipt if (a) such date of confirmation is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Beijing time) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

if to Licensor:

SINA Corporation

20/F Beijing Ideal International Plaza

No. 58 Northwest 4th Ring Road

Haidian District, Beijing, 100090

People’s Republic of China

Facsimile: +86 10 8260 7166

Attention: Head of Legal Department (Gu Haiyan)

if to Licensee:

Beijing Yisheng Leju Information Services Co., Ltd.

c/o Leju Holdings Limited

15/F Floor, Shoudong International Plaza, No. 5 Building, Guangqu Home

Dongcheng District, Beijing 100022

People’s Republic of China

+86 10 5895 1000

Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

12 Queen’s Road Central, Hong Kong

Facsimile: +852 3740 4727

Attention: Jonathan B. Stone, Esq. and Z. Julie Gao, Esq.

10.4.                                 Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

10.5.                                 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.6.                                 Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof and thereto (including the Original Agreement and the Prior Agreement).

10.7.                                 Assignment. This Agreement and any rights or authority granted hereunder shall not be assigned or transferred by either Party, including by operation of law, merger or otherwise, without the express written consent of the other Party, provided that Licensor may assign this Agreement without consent to any of its Affiliates and Licensee may assign this Agreement without consent to SINA Leju or an Affiliate of Licensee that is controlled by SINA Leju.

10.8.                                 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, both Parties or (b) by a waiver in accordance with Section 10.09.

10.9.                                 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 10.09 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.10.                          No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and each Leju Entity, and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

10.11.                          Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the People’s Republic of China (without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction).

10.12.                          Dispute Resolution. (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each, a “Dispute”), shall to the extent possible be settled through friendly consultation among the Parties hereto. The claiming Party (the “Claimant”) shall promptly notify the other Party (the “Respondent”) in a dated written notice that a Dispute has arisen and describe the nature of the Dispute. Any Dispute which remains unresolved within sixty (60) days after the date of such written notice shall be submitted to the China International Economic and Trade Arbitration Commission (the “Commission”) to be finally settled by arbitration in Beijing, PRC in accordance with the Commission’s then effective rules (the “Rules”) and this Section 10.12. The language of the arbitration shall be Mandarin Chinese.

(b)                                           The arbitration tribunal shall consist of three (3) arbitrators. The Claimant shall appoint one (1) arbitrator, the Respondent shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint a third arbitrator. If the Claimant and the Respondent fail to appoint one (1) arbitrator, or the two (2) arbitrators appointed fail to appoint the third arbitrator within the time periods set by the then effective Rules, the relevant appointment shall be made promptly by the Commission.

(c)                                            Any award of the arbitration tribunal established pursuant to this Section 10.12 shall be final and binding upon the Parties, and enforceable in any court of competent jurisdiction. The Parties shall use their best efforts to effect the prompt execution of any such award and shall render whatever assistance as may be necessary to this end. The prevailing Party (as determined by the arbitrators) shall be entitled to reimbursement of its costs and expenses, including reasonable attorney’s fees, incurred in connection with the arbitration and any judicial enforcement, unless the arbitrators determine that it would be manifestly unfair to honor this agreement of the Parties and determine a different allocation of costs.

(d)                                           The foregoing provisions in this Section 10.12 shall not preclude any Party from seeking interim or conservatory remedies, including injunctive relief, from any court having jurisdiction to grant such relief.

10.13.                          No Presumption. The Parties acknowledge that each has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.14.                          Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereto may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.15.                          Force Majeure. Neither Party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such Party cannot perform due to hacker attack, fire, flood or other natural disaster, war, embargo, riot or the intervention of any Governmental Authority, provided, however, that the Party so delayed immediately notifies the other Party of such delay. In no event shall such nonperformance by Licensee be excused due to any such event for longer than ninety (90) days.

10.16.                          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.17.                          Governmental Recordation. Licensor shall record this Agreement at the Trademark Office of China within three (3) months after the Effective Date of this Agreement. The Parties agree to work together in good faith to modify this Agreement or enter into one or more new trademark license agreements subordinate to this Agreement as necessary in order to obtain such recordation. In the event of any conflict or inconsistency between any provision of such new trademark license agreement and the provisions set forth in the body of this Agreement, the provisions set forth in this Agreement shall control and govern. If required by local Administration for Industry and Commerce (“AIC”), each Party shall also file a copy of this Agreement with the local AIC above the county level respectively where such Party domiciles.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representatives on the date first set forth above.

/s/ Beijing SINA Internet Information Service Co., Ltd.

/s/ Beijing Yisheng Leju Information Services Co., Ltd.

EXHIBIT A

LICENSED MARKS

NON-EXCLUSIVE LICENSED MARKS

	Status	Registration Period/Application Date	Registration/ Application No.	Category
sina	Registered	10/21/2000 — 10/20/2010	1463676	35
sina 及图	Registered	10/14/2000 — 10/13/2010	1459585	35
新浪网	Registered	10/21/2000 — 10/20/2010	1463781	35

EXCLUSIVE LICENSED MARKS

	Status	Registration Period/Application Date	Registration/ Application No.	Category
新浪乐居及图(含网址)	Application	12/18/2008	7120368	35
新浪乐居及图	Application	12/18/2008	7120374	35
新浪家居及图(含网址)				35
新浪家居及图				35